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                                                                    Exhibit 4.11

                                MERCK & CO., INC.

                              USHH INCENTIVE PLANS


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USHH INCENTIVE PLAN OVERVIEW

The USHH Incentive Plan is a bonus plan designed to reward eligible employees for their participation in the achievement of U.S. Human Health (USHH or the Division) goals.

SECTION 1.  ELIGIBILITY

The employees eligible to receive a bonus pursuant to this Plan shall be non-union employees of the Division who are not currently eligible for an award under any other incentive bonus plan of Merck & Co., Inc. (The Company). The Division head will approve each year the positions eligible for the Plan and for deferral election pursuant to Section 8.

SECTION 2.  BONUS PLAN OBJECTIVES

The purpose of the Plan is to provide eligible participants with the opportunity to earn competitive bonus awards for contributing to the attainment of the Division's business objectives, which include:

- Attainment of promoted product sales objectives and managed care net sales objectives

-    Attainment of special strategic initiatives which support sales objectives

-    Maintaining and enhancing Merck's reputation for integrity and quality

The bonus is paid following the achievement of defined sales objectives and strategic initiatives and is dependent on exceeding sales performance threshold.

SECTION 3.  BONUS DETERMINATION

The bonus determination is reviewed each year and approved by the Division head.

SECTION 4.  PERFORMANCE MEASURES





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The performance criteria and measurements are established on a yearly basis in order to support the Division's business goals. The performance criteria and measurements are recommended by the Senior VP Sales and approved by the Division head.

SECTION 5.  BONUS OPPORTUNITY

At the beginning of each year a target bonus will be established for each position creating an equal opportunity for all individuals performing a similar job.

The target incentive will be calculated annually based on market competitiveness.

SECTION 6.  OBJECTIVES AND ADJUSTMENTS

Objectives are assigned each year by Corporate/Division Management. The Company retains the right to alter the sales objectives at any time during the year to reflect its evaluation of sales resulting from epidemic or unusual cause, price changes, exceptional obsolescence of old products, impact of new products, territory realignment, etc.

SECTION 7.  PAYMENT:  CALCULATION AND FREQUENCY

Payment calculation and frequency will be determined annually and approved by the Division head.

SECTION 8.  BONUS DEFERRAL

An eligible participant may elect to defer all or part of his/her award, but not less than $3,000. Any deferrals shall be made under and in conformance with the Merck & Co., Inc. Deferral Program which is incorporated herein. For purposes of this Plan, however, the Award Date used to determine the number of shares of Merck common stock, mutual fund shares, and/or bond index shares to be credited to the Deferred Award Account, shall be the same date used for the deferrals under the Annual Incentive Plan and the Executive Incentive Plan. Thus, deferrals under this Plan will be aggregated and valued on an annual basis.

SECTION 9.  LIMITATIONS

No employee or other person shall have any claim or right to be granted an award under this Plan. A member may not assign or transfer any awards under this Plan.

Neither the action of the Company in establishing the Plan nor any action taken by it under the provision hereof, nor any provision of the Plan, shall be construed as giving any employee the right to be retained in the employ of the Company, its subsidiaries or affiliates.

SECTION 10.  CLAIMS PROCEDURE





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An eligible participant may make a claim regarding a deferred award under this
Plan. Such claim shall be handled in accordance with Section 503 of ERISA, with the Director, Benefits Finance handling any claim and the Vice President, Human Resources, any appeal (of a denied claim). The claims procedure will only apply to deferred awards.
              --------

SECTION 11.  AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN IN WHOLE OR IN
PART

The Management Committee member responsible for the Division or his successor may discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan provided that such discontinuance or amendment shall not materially adversely affect any rights with respect to awards previously made or deferred during a Plan year which has already commenced. The Compensation and Benefits Committee of the Board of Directors of Merck & Co., Inc. may discontinue the Deferral Program at any time and may from time to time amend or revise the terms of the Deferral Program.



/s/ D.W. Anstice                          9/19/95
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D.W. Anstice, President                    Date
U.S. Human Health



/s/ Raymond V. Gilmartin                 10/10/95
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Raymond V. Gilmartin                       Date
Chairman and Chief Executive Officer






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                                MERCK & CO., INC.


                                DEFERRAL PROGRAM





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                       MERCK & CO., INC. DEFERRAL PROGRAM





         The Deferral Program ("the Program") is intended to permit a select group of management to defer income which would otherwise be immediately payable to them under various incentive plans of Merck & Co., Inc. ("the Company").


I.  ADMINISTRATION

         This Program is administered by the Compensation and Benefits Committee of the Company's Board of Directors. This Committee is composed of non-employee directors only. The Committee shall have responsibility for determining which investments will be available under the Program, and those investments shall be listed on Schedule I hereto. The Committee shall review the investment selections at least once every five years. The Committee shall make all decisions affecting the timing, price or amount of any and all of the Deferred Awards of participants subject to Section 16 of the Securities Exchange Act of 1934, as amended, but may otherwise delegate any of its authority under this Program.



II.  ELIGIBILITY

         Eligibility to defer under this Program will be determined in accordance with the terms of the Company's various incentive plans. However, the Committee has the authority to refuse to permit an employee to participate in this Program, if the Committee determines that such participation would jeopardize the Program's compliance with applicable law or the Program's status as a top hat plan under ERISA.



III.  DEFERRAL INTO A DEFERRED AWARD ACCOUNT

       A participant's decision to defer under the Program must be made, for annual incentive plans, prior to the commencement of the performance year during which the bonus monies to be deferred will be earned and for long-term incentive plans, prior to the commencement of the last year of the award period during which the bonus monies to be deferred will be earned. Only amounts in excess of $3,000 may be deferred. Amounts so deferred are known as "Deferred Awards" and will be credited to the participant's "Deferred Award Account".
The participant

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shall designate, in multiples of 1% of the Deferred Award, the portion to be allocated to each investment available under this Program.

         The participant shall also elect a distribution schedule for his/her Deferred Award. A participant may elect to have payments begin at the participant's actual retirement date, subsequent to that date or prior thereto. A participant may elect a lump sum or up to 15 annual installments. No installment, however, may be payable more than fifteen years after the participant's termination of employment.

       Deferred Awards shall be held in one account regardless of the incentive plan under which they were earned.



IV.  VALUATION OF DEFERRED AWARD ACCOUNTS

       A.   Common Stock

       1.  Initial Crediting

       The amount allocated to Merck Common Stock shall be used to determine the number of full and partial shares of Merck Common Stock which such amount would purchase at the average of the high and low prices of the Common Stock on the New York Stock Exchange composite tape on the date cash payments are approved for the participant under the Company's relevant incentive plan ("the Award Date"). However, should the Committee determine that such valuation would not constitute fair market value, then the Committee shall decide on which date fair market value shall be determined using the valuation method set forth in this paragraph. The Company shall credit the participant's Deferred Award Account with the number of full and partial shares of Merck Common Stock so determined. However, at no time prior to the delivery of such shares shall any shares be purchased or earmarked for such Account and the participant shall not have any of the rights of a shareholder with respect to shares credited to his/her Deferred Award Account.

       2.  Dividends

       The Company shall credit the Participant's Deferred Award Account with the number of full and partial shares of Merck Common Stock purchasable at the closing market price of the Common Stock on the New York Stock Exchange composite tape as of the date each dividend is paid on the Common Stock, with the dividends which would have been paid on the number of shares credited to such Account (including pro-rata dividends on any partial share) had the shares so credited then been issued and outstanding.





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       3.  Redesignations

       The value of Merck Common Stock for purposes of redesignation shall be the closing market price of the Common Stock on the New York Stock Exchange composite tape on the day the participant's redesignation request is received by the Director, Benefits Financing (or if that day is not a business day, then on the next business day). However, if the request to redesignate is received early in the day, prior to the opening of the New York Stock Exchange, then the redesignation will be valued using the prior day's closing price.

       4.  Distributions

       Distributions of Merck Common Stock will be valued at the closing price on the New York Stock Exchange composite tape of Merck Common Stock on the distribution date.

       5.  Limitations

       Shares of Merck Common Stock to be delivered under the provisions of this Program may be delivered by the Company from its authorized but unissued shares of Common Stock or from Common Stock held in the treasury. The amount of shares available each year under this Program shall be one-tenth of one-percent of outstanding shares of Merck common stock on the last business day of the preceding calendar year plus any shares authorized under this Program in previous years but not used, minus any shares distributed under the Executive Incentive Plan after April 26, 1994.

       6.  Adjustments

       In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Company or a Mutual Fund, the Committee shall make such adjustment, if any, as it may deem appropriate in the number and kind of shares of Merck Common Stock or Mutual Funds credited to participants' Deferred Award Accounts.


B.     Mutual Funds

       1.  Initial Crediting

       The amount allocated to each Mutual Fund shall be used to determine the number of full and partial Mutual Fund shares which such amount would purchase at the closing net asset value of the Mutual Fund shares on the Award Date. The Company shall credit the participant's Deferred Award Account with the number of full and partial Mutual Fund shares so determined. However, no Mutual Fund shares shall be purchased or earmarked for such





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Account nor shall the participant have the rights of a shareholder with respect to such Mutual Fund shares.

       2.  Dividends

       The Company shall credit the participant's Deferred Award Account with the number of full and partial Mutual Fund shares purchasable, at the closing net asset value of the Mutual Fund shares as of the date each dividend is paid on the Mutual Fund shares, with the dividends which would have been paid on the number of shares credited to such Account (including pro rata dividends on any partial share) had the shares then been owned by the participant for purposes of the above computation.

       3.  Redesignations

            The value of Mutual Fund shares for purposes of redesignation shall be the net asset value of such Mutual Fund at the close of business on the day on which the redesignation request is received by the Director, Benefits Financing (or if that day is not a business day, then on the next business day). However, if the request to redesignate is received early in the day, prior to the opening of the New York Stock Exchange, then the redesignation will be valued using the prior day's closing price. The participant's Account shall be credited with the number of Mutual Fund shares so determined.

       4.  Distributions

       Mutual Fund distributions will be valued based on the closing net asset value of the Mutual Fund shares on the distribution date.


C.     3-Month Treasury Bill Index

       1.  Initial Crediting

       The amount allocated to the Salomon 3-Month Treasury Bill Index will be credited to the participant's Deferred Award Account at $1 per share. No Treasury Bills or Salomon 3-Month Treasury Bill Index shares will be actually purchased or earmarked for a participant's Account.

       2.  Interest

       The Company shall credit interest to the participant's Deferred Award Account at the monthly rate of return on the Salomon 3-Month Treasury Bill Index.

       3.  Redesignations


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            The value for purposes of redesignation of 3-Month Treasury Bill shares shall be $1.





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       4.  Distributions

       Distributions will be valued at $1 per share.


D. Bond Indices

       1.  Initial Crediting

       The amount allocated to each Bond Index shall be used to determine the number of full and partial Bond Index shares which such amount would purchase at the Bond Index at the Award Date divided by 100. The Company shall credit the participant's Deferred Award Account with the number of Bond Index shares so determined. No Bonds nor Bond Index shares will be actually purchased or earmarked for a participant's Account.

       2.  Redesignations

       The value of Bond Index shares for purposes of redesignation shall be determined by the Bond Index divided by 100 on the day on which the redesignation request is received by the Director, Benefits Financing (or if that day is not a business day, then on the next business day). However, if the request to redesignate is received early in the day, prior to the opening of the New York Stock Exchange, then the redesignation will be valued using the prior day's Bond Index.

       3.  Distributions

       Distributions of Bond Index shares will be valued at the Bond Index on the distribution date divided by 100.



V.  REDESIGNATION WITHIN A DEFERRED AWARD ACCOUNT

       A.   General

       A participant, and the beneficiary or legal representative of a deceased participant, may redesignate amounts credited to a Deferred Award Account among the investments available under this Program. However, no such redesignation shall be made into Merck Common Stock.

       Participants who wish to redesignate out of a particular investment vehicle may not at the same time redesignate into such investment vehicle. No redesignation may take place





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during the 30 days prior to a scheduled distribution under this Program.

       B.   Basic Redesignation Ground Rules

                   (1) Eligible Participants--Active employees and retired participants are eligible to redesignate; provided, however, that no participant whose balance in Merck Common Stock is less than three times such participant's annual base salary ("Annual Base Salary") may redesignate amounts from Common Stock. For the purposes of this Section V, Annual Base Salary for an active participant shall be such participant's monthly base salary at the December 31 prior to redesignation, annualized, and for a deceased or retired participant, monthly base salary at the December 31 prior to death or retirement, annualized.

                   (2) Permitted Frequency--Redesignation may be made not more than four times in each calendar year, but redesignations out of Merck Common Stock may only be made once a calendar year.

                   (3) Amount and Extent of Redesignation--Redesignation must be in 1% multiples of the investment from which redesignation is being made. Redesignation of amounts in Merck Common Stock is restricted to amounts in excess of three times Annual Base Salary (the "Excess").

                   (4) Timing--Redesignation shall take place on the day the participant's written redesignation is received by the Director, Benefits Financing (or if that day is not a business day, then on the next business day). However, if the redesignation request is received early in the day, prior to the opening of the New York Stock Exchange, then the redesignation will be valued using the prior day's numbers.

                   (5) Beneficiaries or Legal Representatives--The beneficiary or legal representative of a deceased participant may redesignate subject to the same rules as participants. However, the beneficiary or legal representative has only one opportunity to redesignate out of Merck Common Stock but may redesignate amounts up to and including the entire value of the participant's investment in Merck Common Stock.





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       C.   Special Rules for Redesignation Out of Common Stock

                   (1) Material, Nonpublic Information--The Committee in its sole discretion and with advice of counsel at any time may rescind a redesignation out of Merck Common Stock if such redesignation was made by a participant who, a) at the time of the redesignation was in the possession of material, nonpublic information with respect to the Company; and b) in the Committee's estimation benefited from such information in the timing of his/her redesignation.

                        The Committee's determination shall be final and binding. In the event of such rescission, the participant's Deferred Award Account shall be returned to a status as though such redesignation had not occurred. Notwithstanding the above, the Committee shall not rescind a redesignation if the facts were reviewed by the participant with the General Counsel of the Company or a designee prior to the redesignation and if the General Counsel or designee had concluded that such participant was not in possession of adverse material, nonpublic information.

                   (2) 16(b) Participants--A participant subject to Section 16(b) of the Securities Exchange Act of 1934 may redesignate out of Merck Common Stock only during the "window period" beginning on the third business day following the public release of any quarterly annual statements of sales and earnings by the Company and ending on the twelfth day following such release.

       D.      CONVERSION OF COMMON STOCK ACCOUNTS

               The Committee may, in its sole discretion, convert all of the shares of Merck Common Stock allocated to a participant's Deferred Award Account in the manner provided below where a position which a terminated or retired participant has taken or wishes to take is in the opinion of the Committee such as would make uncertain the propriety of the participant's having a continued interest in Merck Common Stock. The date of conversion shall be the date of commencement of such other employment or the date of the Committee's action, whichever is later.

                        Conversion shall be from an expression of value in
               shares of Merck Common Stock in the participant's Deferred Award Account to an expression of value in United States dollars in another available investment. The value of the Merck Common Stock shall be based





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               upon its closing price on the New York Stock Exchange composite tape on the date of conversion or if no trading took place on such Exchange on such day, the next business day on which trading took place. Any conversion under this paragraph shall be irrevocable and absolute.



VI.  DISTRIBUTION OF DEFERRED AWARD ACCOUNTS

       Distribution of Deferred Award Accounts shall be made in accordance with the participant's distribution schedule pro rata by investment. Distributions from Merck Common Stock will be made in shares, with cash payable for any partial share. Distributions from Mutual Funds, Treasury Bills or Bond Indices will be in cash. Distributions will be valued on the tenth business day of the month and paid as soon thereafter as practicable.

1.  Retirement

       A participant's retirement from active service will cause distributions of his/her Deferred Award Account to commence as soon as administratively feasible in accordance with the participant's previously elected schedule.

       If a participant retires from active service prior to age 65, the Committee may establish a different distribution schedule. The schedule chosen by the Committee, however, shall not be shorter than the participant's previously elected schedule unless there has been or would be a significant change in the participant's economic circumstances attributable to the participant's early retirement. If the Committee decides to change the participant's distribution schedule, the participant's Deferred Award Account must be distributed ratably over no less than five years. However, if a participant has retired at the Company's request, the limitation in the preceding sentence does not apply.


2.  Death

       In the event of a participant's death, distributions under this Program will commence as soon as administratively feasible in accordance with his/her previously elected schedule. The participant's beneficiary or legal representative, however, may request that the Committee change such distribution schedule.





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3.  Hardship Distributions

       The Committee, in its sole discretion, may accelerate the time of distribution of a participant's Deferred Award Account, if the participant experiences severe financial hardship due to illness, accident or death in the immediate family, loss of or damage to property due to casualty, or other extraordinary and unforseeable circumstances. Such participant should provide the Committee with a statement in reasonable detail as to the nature of such financial hardship together with a statement that such acceleration is necessary to alleviate such hardship.


4.  Post-Retirement Modifications

       A participant who has retired from active service may submit one petition to the Committee requesting an extension of the period of distribution of his/her Deferred Award Account. Any revised distribution schedule may not exceed fifteen years from the date of actual retirement, and will be effective the beginning of the next calendar year. The Committee shall in no event grant a new schedule under which the participant would cumulatively receive a greater portion of his/her Deferred Award Account as measured at the end of each calendar year. A participant who is an active employee may not make a request under this paragraph.


5.  Automatic Distribution

       If a participant terminates employment for reasons other than death, divestiture or a separation due to reorganization, reduction in force, or elimination of the participant's job, and is not eligible to retire from active service under one of the Company's pension plans, then his/her Deferred Award Account will be automatically paid in a lump sum as soon as administratively feasible following his/her termination of employment. Furthermore, any participant who dies, retires from active service, or whose employment terminates as a result of a divestiture, or a separation due to reorganization, reduction in force, or elimination of the participant's job, but whose Deferred Award Account is valued at less than $125,000 on the date of his/her death, retirement, termination due to divestiture, or separation will have his/her Deferred Award Account distributed in a lump sum as soon as administratively feasible following his/her death, retirement, termination due to divestiture or separation.





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6.       Termination Due to Divestiture or Separation

       If a participant's employment terminates as a result of a divestiture of a division or subsidiary of the Company, or as a result of a separation due to a reorganization, reduction in force, or elimination of the participant's job, distributions under this Program will commence as soon as administratively feasible after such termination in accordance with his/her previously elected schedule or such schedule as the Committee, in its discretion, may approve.


VII.  DEDUCTIONS FROM DISTRIBUTIONS

       The Company will deduct from each distribution amounts required to be withheld for income, Social Security and other tax purposes. Such withholding will be done on a pro rata basis per investment. The Company may also deduct any amounts the participant owes the Company for any reason.


VIII.  BENEFICIARY DESIGNATIONS

       A participant under this program may designate a beneficiary to receive his/her Deferred Award Account upon the participant's death. Should the beneficiary predecease the participant or should the participant not name a beneficiary, the participant's Deferred Award Account will be distributed to the participant's estate.


IX.  AMENDMENTS


       The Committee may amend this Program at any time. However, such amendment shall not materially adversely affect any right or obligation with respect to any Deferred Award made theretofore.



951500006/7-1-95/MEKF


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                                   SCHEDULE I


                                  INVESTMENTS




MERCK COMMON STOCK


MUTUAL FUNDS

         Acorn Fund
         Bond Fund of America
         Fidelity Destiny I
         Fidelity Equity Income Fund
         Fidelity Magellan Fund
         Fidelity U.S. Equity Index
         IDS Global Bond Fund
         Merrill Lynch Developing Capital Markets A
         Scudder Growth & Income
         Sequoia Fund
         T. Rowe Price Small-Cap Value Fund
         T. Rowe Price International Stock Fund
         Templeton Growth Fund, Inc.
         Vanguard Wellington Fund


3-MONTH TREASURY BILL INDEX


BOND INDICES

         Lehman Brothers Treasury Bond Index -- Intermediate-Term
         Lehman Brothers Treasury Bond Index -- Long-Term



7/1/95





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